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                                    EXHIBIT 2
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                                    AGREEMENT

BETWEEN:

(A) Crown NorthCorp, Inc., a corporation incorporated under the laws of the State of Delaware (the `Seller') and

(B)   Catella Holding AB (the `Buyer').

1.    SALE OF SHARES

1.1 The Seller sells and the Buyer buys the Shares on the terms set out herein.

1.2 The `Shares' shall mean (i) 9,594 class A shares in Telereit Holding AB (company registration number 556556-2815) (the `Company'), representing
      1.862707 % of the share capital and 2.651049 % of the votes in the Company; (ii) SEK 9,021,924.88 Senior Owner's Debt; and (iii) SEK 9,115,775.21 Junior Owner's Debt. `Senior Owner's Debt' and `Junior Owner's Debt' shall have the meaning ascribed to such terms in the shareholders' agreement entered into between the Seller, Pyramid Acquisitions, B.V. (a company incorporated under the laws of The Netherlands), Deutsche Bank, AG (a company incorporated under the laws of Germany), Forsakringsbolaget SPP, omsesidigt (company registration number 502014-6865) and E. Ohman J:or Real Estate Fund No. I AB (company registration number 556537-3127) on 2 November 1998 in respect of their respective shareholdings in the Company.

1.3 The Seller shall on the date of this Agreement, subject only to the payment of the Purchase Price in accordance with Clause 3.2, deliver to the Buyer (i) share certificates pertaining to the shares of the Company to be assigned hereunder and (ii) debt instruments issued by the Company in respect of the portions of Senior Owner's Debt and Junior Owners Debt to be assigned hereunder.


2.    WARRANTIES AND REPRESENTATIONS; ACKNOWLEDGEMENTS; UNDERTAKINGS

2.1 The Seller makes and the Buyer relies on the following warranties and representations respect of the Shares or the Company:

      (i)   the Seller has full and unencumbered title to the Shares;

      (ii) the Seller may pass full title to the Buyer free of any liens or other encumbrances; and

      (iii) the Seller is not aware of any legal or factual circumstances or other information that could negatively affect the value of the Shares, the Senior Owner's Debt or the Junior Owner's Debt.
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2.2   The Seller confirms and acknowledges that, upon the full payment of the
      Purchase Price on the terms and conditions set out herein,

      (i)   it does not have any claim, action or suit and

      (ii) will not put forward any claim, action or suit,

      whether in contract, quasi-contract, tort, delict or quasi-delict or howsoever described or howsoever arising, against the Buyer or any of the Buyer's subsidiaries in respect of the Payment of Fees Agreement, this Agreement or Purchase and Sale Agreement or any other agreement, deed or instrument--howsoever described--contemplateD (whether explicitly or by implication) by or in the Payment of Fees Agreement, this Agreement or Purchase and Sale Agreement or in respect of any transaction contemplated (whether explicitly or by implication) thereby or therein (whereby the `Payment of Fees Agreement' shall mean that certain payment of fees agreement dated 27 August 1998 made between Crown NorthCorp Euro A/S, a company incorporated under the laws of the Kingdom of Denmark, and Harbert Management Corporation ('HMC'), a corporation incorporated under the laws of the State of Alabama; and the `Purchase and Sale Agreement' shall mean that certain purchase and sale agreement between Crown NorthCorp Euro A/S, HMC International, LLC, a limited liability dated 13 May 1999 company incorporated under the laws of the State of Delaware, MarRay Investment, LLC, a limited liability company incorporated under the laws of the State of Delaware ('MarRay'), and Crown NorthCorp).

2.3   The Seller undertakes:

      (i) to cause Crown NorthCorp Euro A/S to execute a letter addressed to the Buyer, in which Crown NorthCorp Euro A/S undertakes commitments substantially in the form of the Seller's commitments pursuant to Clause 2.2;

      (ii) to ensure that Crown NorthCorp Euro A/S duly honours its the commitments referred to in paragraph (i); and

      (iii) to effect the termination of that certain purchase and sale agreement date May 13, 1999 among Harbert Management International, LLC, MarRay, Seller and
            Crown NorthCorp Euro A/S.


3.    PURCHASE PRICE

3.1 The total Purchase Price for the Shares (as defined in Clause 1.2) shall be USD 3,470,000.

3.2 The Buyer shall, subject only to the delivery of (i) share certificates pertaining to the shares of the Company to be assigned hereunder and (ii) debt instruments issued by the Company in respect of the portions of Senior Owner's Debt and Junior Owner's Debt to be assigned hereunder, pay the Purchase Price to the Seller as specified in this Clause 3.2; and the Buyer shall not be obliged to pay the Purchase Price until the Buyer has received physical possession of the share certificates pertaining to the shares of the Company and the debt instruments pertaining to the relevant portions of the Senior

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      Owner's Debt and the Junior Owner's Debt endorsed in blank or endorsed to the Buyer. The Purchase Price shall be paid as set out in the attached wire instructions; (x) USD 1,764,246 to the Seller, (y) USD 726,000 to HMC and (z) USD 979,754 to MarRay.


4.    BUYER'S UNDERTAKING

      With respect to the two Risk Participation Agreements dated August 27, 1998 between Seller and Bankers Trust Company ("BT") on the one hand and between Seller and Deutsche Bank AG, London Branch ("DB") on the other hand (collectively, the "RPAs"), Buyer undertakes either to assume Seller's obligations under the RPAs or to enter into new agreements with BT and DB to replace the RPAs such that, in either case, Seller is released from the RPAs and BT and DB return to Seller the letters of credit collateralizing Seller's obligations under the RPAs.


5.    CHOICE OF LAW

      This Agreement shall be governed by Swedish law.


6.    ARBITRATION

6.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators, all appointed by the Institute.

6.2   The place of arbitration shall be Stockholm.

6.3   The language to be used in the arbitral proceedings shall be English.


7.     SIMULTANEOUS TRANSACTIONS

The parties hereto acknowledge and agree that the sale of shares contemplated hereby and the sale of shares contemplated by that certain Agreement dated the date hereof between the Seller and Catella Boardroom Consulting AB shall occur as part of one simultaneous closing, it being understood that no portion of such closing shall be deemed to occur unless all portions of such closing shall have occurred.


Stockholm August 18 1999

Crown NorthCorp, Inc.                        Catella Holding AB

   /s/  Ronald E. Roark                         /s/ Johan Bjorklund
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Chairman and Chief                           Chief Financial Officer
  Executive

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